Exhibit 5.1

June 21, 2019	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
WFN Credit Company, LLC 3075 Loyalty Circle Columbus, Ohio 43219
Re: World Financial Network Credit Card Master Note Trust, Series 2019-B Registration Statement on Form SF-3 (No. 333-230197)

Ladies and Gentlemen:

We have acted as special counsel to WFN Credit Company, LLC, a Delaware limited liability company (“WFN LLC”), World Financial Network Credit Card Master Trust (“WFNMT”) and World Financial Network Credit Card Master Note Trust (the “Note Trust”), in connection with (a) the filing by WFN LLC with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the above-captioned Registration Statement (as amended, the “Registration Statement”), registering notes representing debt of the Note Trust, (b) the offering of $350,000,000 Class A Asset Backed Notes, Series 2019-B (the “Class A Notes”), and $31,165,000 Class M Asset Backed Notes, Series 2019-B (together with the Class A Notes, the “Offered Notes”), and (c) the issuance of $17,980,000 Class B Asset Backed Notes, Series 2019-B (together with the Offered Notes, the “Notes”) described in the Prospectus, dated June 19, 2019 (the “Prospectus”), which has been filed by WFN LLC pursuant to Rule 424(b) under the Act.  The Notes will be issued pursuant to the Master Indenture, dated as of August 1, 2001 and as heretofore amended (the “Master Indenture”), as supplemented by an indenture supplement, to be dated as of June 26, 2019 (the “Indenture Supplement,” and together with the Master Indenture, the “Indenture”), each between the Note Trust and MUFG Union Bank, National Association (formerly known as Union Bank, National Association, “Union Bank”; successor to The Bank of New York Mellon Trust Company, N.A.), as indenture trustee (the “Indenture Trustee”), and the Offered Notes will be sold pursuant to an Underwriting Agreement, dated as of June 19, 2019 (the “Underwriting Agreement”), between WFN LLC, Comenity Bank (the “Bank”), J.P. Morgan Securities LLC, BNP Paribas Securities Corp., Fifth Third Securities, Inc., and SMBC Nikko Securities America, Inc., each as an underwriter of the Offered Notes and as a representative of the underwriters of the Class A Notes.  The Notes are secured by a series of Investor Certificates (as defined in the Pooling and Servicing Agreement referred to below) issued pursuant to the Pooling and Servicing Agreement and the Collateral Series Supplement referred to below and designated pursuant thereto as the “Collateral Certificate”.  The Collateral Certificate represents an undivided interest in the receivables in a portfolio of private label credit card accounts and related assets held by WFNMT.  The Collateral Certificate has been issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement, dated as of January 17, 1996, amended and restated as of September 17, 1999

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Mayer Brown llp
June 21, 2019

and amended and restated a second time as of August 1, 2001 and as further heretofore amended (the “Pooling and Servicing Agreement”), among WFN LLC, the Bank and Union Bank (successor to The Bank of New York Mellon Trust Company, N.A.), as trustee (the “Certificate Trustee”), and a Collateral Series Supplement, dated as of August 21, 2001 (as heretofore amended, the “Collateral Series Supplement”), among WFN LLC, the Bank and the Certificate Trustee.

We have examined executed copies of the Master Indenture, the Collateral Certificate, the Pooling and Servicing Agreement, the Transfer and Servicing Agreement, dated as of August 1, 2001 and as heretofore amended, among WFN LLC, the Bank and the Note Trust, the Collateral Series Supplement, a form of the Indenture Supplement and forms of the Notes (collectively, the “Transaction Documents”) and such other documents as we have deemed necessary for the purposes of this opinion.  We are familiar with the proceedings taken by WFN LLC as transferor in connection with the authorization of the issuance and sale of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the Delaware Statutory Trust Act and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

We have assumed that the purchase price for the Offered Notes will be paid to WFN LLC by the various underwriters named in the Prospectus.

In rendering the opinions set forth herein, we have relied upon and assumed:

A.
The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies and the legal competence and capacity of all natural persons;

B.
The truth and accuracy of all certificates and representations, writings and records reviewed by us and referred to above, including the representations and warranties made in the Transaction Documents, in each case with respect to the factual matters set forth therein;

C.
All parties to the Transaction Documents (other than WFN LLC, the Note Trust and WFNMT) are validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite organizational power to enter into such Transaction Documents;

D.
Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Transaction Documents have been duly authorized by all necessary organizational proceedings on the part of all parties (other than WFN LLC, the Note Trust and WFNMT) to each such document; and (ii) the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than WFN LLC, the Note Trust and WFNMT), enforceable against such parties in accordance with their respective terms; and

E.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Transaction Documents.

Mayer Brown llp
June 21, 2019

Based on the foregoing, we are of the opinion, as of the date hereof, that (i) the Offered Notes are in due and proper form, and when executed, authenticated and delivered as specified in the Indenture, and delivered against payment of the consideration specified in the Underwriting Agreement, will be legal, valid and binding obligations of the Note Trust, enforceable against the Note Trust in accordance with their terms and (ii) the Collateral Certificate is in due and proper form and is a legal, valid and binding obligation of WFNMT and will be entitled to the benefits of the Pooling and Servicing Agreement.

Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We hereby consent to the references to this firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as part of WFN LLC’s Current Report on Form 8-K, filed on or about June 21, 2019 for incorporation in the Registration Statement, without admitting we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP